Exhibit 99.1

SUPPLEMENTAL REGULATION FD DISCLOSURE

In this supplemental information, “Spectrum,” “SPC,” “the Company,” “we,” “us” and “our” refer to Spectrum Brands, Inc. and its subsidiaries, unless the context otherwise requires or it is otherwise indicated; “LTM period” with respect to any date refers to the twelve months ended on such date; and “H&G” refers to the Company’s Home and Garden business.

This Supplemental Regulation FD Disclosure contains forward-looking statements, which are based on the Company’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to (i) the Company's ability to refinance its existing senior credit facility and (ii) the ability to identify potential buyers for the Home and Garden Assets and to consummate any such sale. The Company cautions the reader that actual results could differ materially from the expectations described in the forward-looking statements. The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this disclosure. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this disclosure or to reflect actual outcomes.

Company Overview

For the LTM period ended December 31, 2006, the Company had total revenues of $2,552 million and EBITDA of $257 million, and Pro Forma LTM 12/31/2006 EBITDA of $307 million (assumes Company’s recently announced $50 million cost reduction program is implemented and fully recognized as of December 31, 2006). Please see the reconciliation of the EBITDA numbers to GAAP numbers set forth below.

Description of the Financings

Pro forma for the transaction, net first lien leverage will be 5.9x and net total leverage will be 10.0x based on LTM 12/31/06 EBITDA of $257 million. First lien net leverage will be 5.0x and total net leverage will be 8.4x based on pro forma LTM 12/31/06 EBITDA of $307 million (cumulative multiple based on Pro Forma LTM 12/31/06 EBITDA of $307 million, which assumes Company's recently announced $50 million cost reduction program is implemented and fully recognized as of December 31, 2006). Please see the reconciliation of the EBITDA numbers to GAAP numbers set forth below.

Summary Financial Information

Historical Financial Data ($ in millions)
	Revenue[1]	EBITDA[1,2]
2004	$1,417	$207
PF2005	2,660	366
2006	2,552	290
LTM 12/31/06	2,552
PF LTM 12/31/06		307

1.	2004 data is as reported. 2005 results are pro forma for acquisition of Tetra Holdings GmbH, United Industries Corporation and Jungle Laboratories Corporation.
2.	PF LTM 12/31/06 EBITDA assumes Company’s recently announced $50 million cost reduction program implemented and fully recognized as of 12/31/06.

Note: Fiscal year end is September 30. Please see the reconciliation of the EBITDA numbers to GAAP numbers set forth below.

Situation Overview

The Company is implementing substantial cost-cutting initiatives, with an identified value of more than $50 million per year, which began to positively impact the Company beginning in the second quarter of fiscal year 2007. To mitigate the effect of raw material volatility, the Company has hedged a significant majority of its raw material purchases for the next 12 to 18 months.

The new senior secured credit facilities will provide Spectrum with nearly $100 million of additional liquidity and significant covenant flexibility to better manage the business as the Company undertakes various operational initiatives to stabilize financial performance and drive revenues. The Company currently expects to replace a portion of the First Lien Term Loan with an asset-based loan revolving credit facility of up to $300 million later this year following closing. During this interim period, the Company will have adequate liquidity to manage the business. Spectrum will have $100 million of cash on the balance sheet at closing and projects significant cash flow over the next six months from seasonal working capital releases as the Company is currently at the peak buildup of inventory in H&G.

Operational Initiatives

In connection with the 2007 reorganization, the global operations organization was disbanded, downsized and integrated into business units. In addition, the sales and marketing function was streamlined and reorganized around specific brands such as Rayovac, Remington and VARTA. Finally, the Company is downsizing its corporate office in Atlanta and transferring functions to its business units. As a result of this initiative, the Company anticipates total savings of $50 million in the next three years ($12 million will be implemented by the end of FY2007, $45 million by FY2008 and $50 million by FY2009).

Spectrum 2007 Cost Reduction ($ in millions)
	FY 2007 Savings	Annualized Savings
Downsize corporate office and transfer select functions to business units	$2	$15
Global SG&A reduction initiatives	5	13
Downsize operations organization and embed in business units	2	8
R&D projects reduction and overhead reduction	2	9
IT cost reductions	1	5
Total	$12	$50

Status of Asset Sale Initiatives

Goldman, Sachs & Co. was retained in the summer of 2006 to help evaluate alternatives to maximize value creation. The H&G sale process has taken longer than anticipated due to the need for carve-out financials and several management vacancies. We anticipate the sale of H&G (in whole or in parts) will ultimately be consummated with prospects being improved due to new senior management, operational improvements and segregated systems and financials.

Asset Sale Strategy

Management is focused on restoring profitability. The various aspects of the strategy include reorganization into product-focused, stand-alone business units with full functionality, separate management teams and fully segregated financials, and acceleration of marketing and sales initiatives to drive top-line growth and gain share in all categories. In addition, the strategy contemplates the completion of cost reduction initiatives launched in 2006, execution of the corporate restructuring plan announced in January 2007 ($50 million expected savings), and pursuit of longer-term capacity reductions in batteries and further SG&A reductions in Europe.

The Company intends to maximize enterprise value through large-scale asset sales. These asset sales will help reduce bank debt and interest burden on an expedited basis, with the ultimate goal of maximizing equity value.

Non-GAAP Financial Measures

Within this Supplemental Regulation FD Disclosure, reference is made to earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBTIDA as used in this Supplemental Regulation FD Disclosure is adjusted to give effect to unusual items, non-cash items and other adjustments. See table below, “Reconciliation of GAAP to Earnings Before Interest, Taxes, Depreciation and Amortization,” for a complete reconciliation of operating income on a GAAP basis to EBITDA. Spectrum’s management and some investors use EBITDA as one means of analyzing the company's financial performance and identifying trends in its financial condition and results of operations. Spectrum provides this information to assist with meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. Management believes that EBITDA is useful supplemental information; however, the presentation of EBITDA numbers is not intended to replace the Company's reported GAAP financial results and should be read in conjunction with those GAAP results.

Reconciliation of GAAP to Earnings Before Interest, Taxes, Depreciation and Amortization

		F2004	F2005	F2006	LTM 12/31/06

GAAP Operating Income		$ 156	$ 196	$ (283)	$ (297)
Depreciation		34	45	48	48
Amortization	[1]	6	24	38	35
Restructuring and Related charges	[2]	11	26	56	57
Goodwill & Intangible Asset Impairment	[3]	-	-	433	433
Inventory Write up - UIC/Tetra	[4]	-	39	-	-
Pre-acquisition Adjustments	[5]	-	13	-	-

Pre-acquisition Depreciation/Amortization	[6]	-	21	-	-
Pre-acquisition impact of acquisitions	[7]	-	2	-	-
Discontinued Operations - Home & Garden	[8]	-	-	-	(22)
Adjustments		-	-	(2)	3
EBITDA		$ 207	$ 366	$ 290	$ 257

1.	Consists of amortization of intangibles and unearned restricted stock compensation.
2.

Restructuring and Related charges in Fiscal 2004 primarily reflect integration initiatives associated with the Remington acquisition. Restructuring and Related charges in Fiscal 2005 primarily reflect integration initiatives associated with United & Tetra acquisitions, as well as the closing of our Breitenbach facility in France. Restructuring and related charges in Fiscal 2006 primarily reflect integration initiatives associated with the United and Tetra acquisitions, as well as a series of actions in Europe to reduce operating costs and rationalize operating structure.

3.	Reflects the impairment of certain goodwill and intangible assets written off as a result of our annual impairment evaluation in accordance with SFAS142, “Goodwill and Intangible Assets”.
4.	Reflects inventory valuation adjustments related to the fair value write up of Tetra, Jungle United Inventory, respectively, in accordance with the requirements of SFAS141, “Business Combinations”.
5.	Represents certain pre-acquisition adjustments, primarily consisting of compensation expense incurred by United for certain of its employees prior to its acquisition by Spectrum Brands.
6.	Represents depreciation and amortization incurred by United, Tetra and Jungle prior to to their acquisition by Spectrum Brands.
7.

Represents the operating results of United, Tetra and Jungle prior to their acquisition by Spectrum Brands (United from the period October 1, 2004 through January, 2005; Tetra from October 1, 2004 through April, 2005; Jungle from the period October 1, 2004 through August, 2005).

8.	Represents the operating loss of the discontinued Home and Garden Business for the 1st Quarter ended December 31, 2006 as EBITDA includes the Home and Garden business.